Exhibit 16.1

August 26, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 26, 2009, of China Shenghuo Pharmaceutical Holdings, Inc. and are in agreement with the statements contained therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Bernstein & Pinchuk LLP (“B&P”) or any discussions between the Company’s Board of Directors or Audit Committee and B&P.

/s/ Hansen, Barnett & Maxwell, P.C.